Exhibit 10.9

FRYE ROAD TWO LLC

TRIPLE NET LEASE

THIS LEASE, made and entered into the 31st day of January, 2012 between Frye Road Two LLC, an Arizona limited liability company, and INSYS Pharma dba INSYS Therapeutics Inc., a Delaware corporation, (herein respectively called “Lessor” and “Lessee” without regard to gender or number).

1.	SUMMARY OF LEASE TERMS

1.01	The Premises referred to in this Lease contain approximately 21,374 gross leasable square feet located in Building H of the Project, as shown on Exhibit A and Exhibit A-1 attached.

1.02	The Project referred to in this Lease is Chandler 101 Business Center located west of Ellis Street and south of Frye Road and north of Fairview in Chandler, Arizona, consisting of approximately 57,814 gross leasable square feet.

1.03	Lessee’s permitted use: Corporate Office and Research and Development

1.04	Lease Term: The Lease Term Commences on July 1, 2012 and ends on December 31, 2017 (66 months and 0 days).

1.05	Base Monthly Rent: Lessee’s Base Monthly Rent shall follow the schedule noted below in lawful money of the United States of America, payable monthly in advance.

Effective Date	Base Monthly Rent
July 1, 2012 — December 31, 2012	No Base Monthly Rent or Additional Rent Due
January 1, 2013 — December 31, 2013	$16,030.50
January 1, 2014 — December 31, 2014	$16,511.42
January 1, 2015 — December 31, 2015	$17,006.76
January 1, 2016 — December 31, 2016	$17,516.96
January 1, 2017 — December 31, 2017	$18,042.47

1.06	Security Deposit: Twenty three thousand and 00/100 Dollars ($23,000.00) in lawful money of the United States of America, payable upon execution of this Lease.

1.07	Number of parking spaces available to Lessee: Number of parking spaces available to Lessee: Lessee shall have one hundred six (106) parking spaces available, twenty four (24) of which shall be covered, reserved stalls.

1.08	Attachments to this Lease hereby incorporated herein: Exhibit A, A-1, B, C and D.

1.09	Lessor: Frye Road Two LLC
Address: 136 W. Orion Street, Suite D/6, Tempe, Arizona 85283

1.10	Lessee: INSYS Therapeutics Inc.
Address: 444 S. Ellis Street, Chandler, AZ 85224

To Lessor: To Lessee:

1.11	Notice Kieckhefer Property Management LLC INSYS Therapeutics Inc.
Address: 136 W. Orion Street, Suite D/6 444 S. Ellis Street
Tempe, Arizona 85283 Chandler, AZ 85224

2.	LEASED PREMISES

2.01 Lessor leases to Lessee and Lessee hires from Lessor the Premises described in Section 1.01, together with a coterminous, nonexclusive license to use the driveways, parking lots, sidewalks and other common areas associated with the Project (collectively, the “Common Areas”) in accordance with the terms of this Lease. By taking possession of the Premises, Lessee acknowledges that it has examined the Premises and accepts the Premises in their present condition, subject to any additional work Lessor has agreed to do as stated on Exhibit B attached. Except as provided on Exhibit B, Lessor is under no other obligation to alter, change, decorate or improve the Premises.

3.	TERM

3.01 The term of this Lease shall be for a period of 66 full calendar months, plus the partial month, if any, immediately following the commencement of the lease term (“Lease Term”). The Lease Term shall commence on July 1, 2012 (the “Specified Date”). Notwithstanding the foregoing, if Lessor is required to provide tenant improvements pursuant to Exhibit B hereof, and such improvements are not substantially completed on or before the Specified Date, the Lease Term shall commence on the date upon which such improvements are substantially completed or upon such earlier date, after the Specified Date, as such improvements would have been substantially completed but for any delay caused by Lessee. If Lessor is required to provide tenant improvements pursuant to Exhibit B hereof, those improvements shall be deemed substantially completed when they are sufficiently complete that Lessee can use those improvements for their intended use.

3.02 Lessor shall not be subject to any liability nor shall the validity of this Lease be affected by reason of any delay in delivery of possession of the Premises to Lessee; provided, however, that if possession of the Premises is not delivered within thirty (30) days after the Specified Date, either Lessor or Lessee, unless it is the cause of the delay, may terminate this Lease by written notification delivered to the other party within 45 days after the Specified Date but before possession is delivered.

4.	BASE MONTHLY RENT

4.01 The Base Monthly Rent for the first month of the Lease Term is due and payable upon execution of this Lease; thereafter, it shall be due on the first day of each calendar month of the Lease Term. Lessee will pay, without deduction or offset, prior notice or demand, Base Monthly Rent at the place designated by Lessor from time to time. In the event that the Term of this Lease commences or ends on a day other than the first day of a calendar month, the Base Monthly Rent shall be prorated using a thirty (30) day month.

4.02 Any installment of rent or any other charge payable by Lessee which is not paid within ten (10) days after it becomes due will bear a late charge equal to ten percent (10%) of such installment or the sum of twenty-five dollars ($25.00) whichever is greater, and in addition, interest on said delinquent payment at the rate of ten percent (10%) per annum for the period such item of rent remains unpaid. A twenty-five dollar ($25.00) handling charge will be paid by Lessee to Lessor for each returned check and, thereafter, Lessee will pay all future payments of rent by money order or cashiers check.

4.03 Intentionally Deleted.

5.	ADDITIONAL RENT

5.01 All charges payable by Lessee other than Base Monthly Rent are called “Additional Rent.” Unless this Lease provides otherwise, Additional Rent shall be paid with the next monthly installment of Base Monthly Rent. As used herein, the term “Rent” means Base Monthly Rent and Additional Rent, and the phrase “Lessee’s Proportionate Share” means 37% (which reflects Lessee’s portion of the gross leasable area of the Project).

5.02 Lessee shall pay, as Additional Rent, all excise, privilege, sales, rental or transaction privilege taxes levied or assessed by any governmental authority against, on account of, allocable to or measured by any or all amounts payable hereunder by Lessee or the receipt thereof by Lessor (except state or federal income taxes levied or assessed against Lessor).

5.03 “Operating Costs” are all costs and expenses incurred by Lessor during the term of this Lease in connection with owning, operating, maintaining, managing, repairing and insuring the Project including, but not limited to, the following: all management fees (Lessee’s Proportionate Share of management fees shall be equal to four percent (4%) of the sum of Lessee’s Base Monthly Rent); the cost of all supplies, materials, labor, equipment, and utilities (including but not limited to, water, electricity, gas, lighting, sewer, and waste disposal) used in or related to the operation, maintenance and repair of the Common Areas; all amounts payable to any owners’ association under any covenants, conditions or restrictions applicable to the Project; all real estate tax consulting fees; all fees for licenses or permits related to the ownership or operation of the Project; all premiums and costs of liability, casualty, property and other insurance related to the Project; all costs of patching, overlaying, sealing and re-striping roadways, driveways and parking areas; all costs of preventative maintenance of all building roofs and 1/15th annually of the replacement cost of the building roof ($0.01 per square foot per month); maintenance and repair costs related to building exteriors including painting; amortization (along with reasonable financing charges) of capital improvements made to the Common Areas which may be required by any government authority or which will improve the operating efficiency of the Project. Except as specified above, Operating Costs shall not include costs relating to structural repairs, or the maintenance or repair of any interior space other than the Premises. Operating Costs will not include depreciation of the Premises nor any overhead, or general and administrative charges of Lessor or its employees. Operating costs shall not include: (i) principal, interest, amortization or other costs, including legal fees associated with any mortgages of deeds of trust; (ii) expenses incurred in leasing or obtaining new tenants or retaining existing tenants, including leasing commissions, legal expenses, advertising, entertaining or promotions; (iii) capital expenditures, except as specified above; (iv) the costs of special services and utilities separately paid by particular tenants of the Project; (v) advertising for vacant space in the Building; (vi) the cost of tenant improvements; (vii) overhead and administrative costs of Lessor not directly incurred in the operation and maintenance of the building; (viii) depreciation or amortization of the Building; (ix) any interest or penalty incurred due to the late payment of any Operating Costs and/or real estate tax; (x) any personal property taxes of the Lessor for equipment or items not used directly in the operation or maintenance of the Building; (xi) management fees in excess of 4% of the Lessee’s Base Monthly Rent; (xii) payroll, payroll related and other expenses related to any employees of Lessor above the grade of building manager; (xiii) any costs or expenses for sculpture, paintings, or other works of art, including costs incurred with respect to the purchase, ownership, leasing, repair, and/or maintenance of such works of art; or (xiv) all bad debt loss, rent loss, or reserve for bad debt or rent loss. Lessee shall have the right to audit books and records for Operating Costs.

5.04 “Taxes” are all fees, assessments, taxes and other charges of every kind whatsoever now or hereafter levied or assessed against the Project or the owner thereof or imposed upon the Project or the owner thereof by any governmental or quasi-governmental entity, including any improvement districts, which are payable for any period during the term of this Lease.

5.05 Lessee shall pay, as Additional Rent, Lessee’s Proportionate Share of the Operating Costs and Taxes. Such payment shall be paid by Lessee with and in addition to the monthly payment of Base Monthly Rent. Lessee shall, if Lessor so elects, pay to Lessor on a monthly basis, in advance, the amount which Lessor reasonably estimates to be Lessee’s Proportionate Share of the Operating Costs and Taxes. In the event of such election by Lessor, Lessor shall periodically determine Lessee’s share of the actual Operating Costs and Taxes, and in the event that the amount which Lessee has paid to Lessor on account thereof is less than Lessee’s Proportionate Share thereof, Lessee shall pay such difference to Lessor on the next rent payment date. In the event that Lessee has paid to Lessor more than Lessee’s Proportionate Share thereof, the amount of such difference shall be credited against Lessee’s payment thereof next due. Taxes due in part for periods outside the term of this Lease shall be prorated on the basis of the assessment period. Notwithstanding anything to the contrary herein, if the land or buildings of which the Premises are a part are separately assessed from other land or buildings within the Project, the amount of Taxes payable by Lessee shall be determined on the basis of Lessee’s portion of the gross leasable area related to such assessment, rather than upon Lessee’s Proportionate Share.

6.	SECURITY DEPOSIT

6.01 If Lessee defaults with respect to any provision of this Lease, Lessor may retain, use or apply all or any part of the Security Deposit to compensate Lessor for any loss or damage suffered by Lessee’s default including, but not limited to, the payment of Base Monthly Rent, Additional Rent or other sums due, and for payments of amounts Lessor is obligated to spend by reason of Lessee’s default. If any portion is so retained, used or applied, Lessee, upon demand, will deposit with Lessor an amount sufficient to restore the deposit to its original amount. Lessor will not be required to keep the Security Deposit separate from its general funds, and Lessee will not be entitled to interest thereon. If Lessee fully and faithfully performs every provision of this Lease, the Security Deposit or the balance thereof will be returned to Lessee within the time frame permitted by law. In no event will Lessee have the right to apply any part of the Security Deposit to any rents payable under this Lease.

7.	USE OF PREMISES; QUIET CONDUCT; HAZARDOUS MATERIALS

7.01 The Premises may be used and occupied only for Lessee’s Permitted Use as defined in Section 1.03, and for no other purpose, without Lessor’s prior written consent. Lessee will comply with all covenants, conditions and restrictions of public record and with all laws, ordinances, orders and regulations affecting the Premises or Common Areas. Lessee shall not use the Premises for, or carry on, or permit to be carried on, any offensive, noisy or dangerous trade, business, manufacture or occupation, nor permit any auction sale to be held or conducted on or about the Premises. Lessee shall not do or suffer anything to be done upon the Premises that will cause structural injury to the Premises or the building of which the Premises are a part, or the Common Areas. No part of the Premises shall be overloaded and no machinery, apparatus or other appliance shall be used or operated in or upon the Premises which will in any manner injure, vibrate or shake the Premises or the building of which it is a part. No use shall be made of the Premises which will in any way impair the efficient operation of the sprinkler system (if any) within the building containing the Premises. Lessee shall not create any nuisance or menace, or disturb the quiet enjoyment of other tenants. Use of the Premises shall be limited to the interior space and Lessee will not cause, maintain or permit any outside storage on or about the Premises or Common Areas. In addition, Lessee will not allow any condition or thing to remain on or about the Premises or Common Areas which may diminish the appearance or aesthetic qualities of the Premises or Common Areas of the Project. The keeping of a dog or other animal about the Premises is prohibited.

7.02 Lessee shall not cause or permit any Hazardous Material to be brought upon, kept, consumed, used, or produced in or about the Premises by Lessee, its agents, employees, contractors, or invitees, without the prior written consent of Lessor. Excepted from the foregoing prohibition are the substances, if any, identified in Exhibit C attached, which Lessee hereby agrees to transport, keep, store, use and dispose of in a manner that complies with all laws regulating any such Hazardous Material. If any substances are listed on Exhibit C, Lessee shall provide Lessor with a written Best Management Practices Plan setting forth in detail how Lessee will store, use and handle such Hazardous Material. If Lessee breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Premises caused or permitted by Lessee results in contamination of the Premises or the Project or if contamination of the Premises or Project by Hazardous Material otherwise occurs for which Lessee is legally liable, then Lessee shall indemnify, defend and hold Lessor harmless from any and all claims, judgment, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact on marketing of space in the building, and sums paid in settlement claims, attorney’s fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Lessor by Lessee includes, without limitation, costs incurred in connection with any investigation or monitoring of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the Premises or in the soil or ground water under the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Lessee results in any contamination of the Premises or the Project, Lessee shall promptly take all actions at its sole expense as are necessary to return the Premises or the Project to the condition existing prior to the introduction of any such Hazardous Materials to the Premises or the Project; provided that Lessor’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises. The obligations of Lessee under this Section 7.02 shall survive the expiration or termination of this Lease.

7.03 Lessee shall immediately notify Lessor in writing of any condition or occurrence on or with respect to the Premises or the Project that has resulted or would reasonably be expected to result in noncompliance by Lessee of any laws regulating any Hazardous Materials, or which has resulted or may result in the contamination of any portion of the Premises or the Project, or form the basis of any claim under the indemnification provisions of Section 7.02. Lessor may undertake an environmental audit of the Premises and the Project for the account of Lessor at any time during the Lease Term; provided, however, if any contamination is found to have been caused or permitted by Lessee, Lessee shall promptly reimburse Lessor for the cost of such audit and shall immediately comply with its obligations under Section 7.02. Lessor has the right to perform any of Lessee’s obligations under Section 7.02 if Lessee fails to do so, and Lessee shall reimburse Lessor for all such costs upon demand.

7.04 “Hazardous Material” is used in its broadest sense and shall include, but not be limited to, any petroleum base products, pesticides, paints and solvents, polychlorinated biphenyl, lead, cyanides, DDT, acids, ammonium compounds and other chemical or natural products and any substance or material defined or designated a contaminant or hazardous or toxic substance, material or waste or other similar term, by any federal, state or local statute, regulation or ordinance presently in effect or that may be promulgated in the future, and as such statutes, regulations and ordinances may be amended from time to time.

8.	PERSONAL PROPERTY TAXES

8.01 Lessee will pay all taxes charged or assessed against trade fixtures, furnishings, equipment or any personal property belonging to Lessee. Lessee will cause all personal property taxes to be billed separately to Lessee. If any taxes on Lessee’s personal property are charged or assessed to Lessor, Lessee will pay Lessor the taxes for the personal property promptly upon demand.

9.	PARKING

9.01 Lessee is hereby granted an exclusive license to use the reserved, covered parking stalls specified in Section 1.07 above during the Lease Term. In addition, Lessee and Lessee’s customers, suppliers, employees and invitees (not to include vehicles storing Hazardous Materials) are hereby granted a non-exclusive license to park in common with other tenants in the parking facilities as designated by Lessor and as further described in Section 1.07 above. Subject to Section 1.07 above, Lessee agrees not to overburden the parking facilities and agrees to cooperate with Lessor and other tenants in the use of the parking facilities. Lessor reserves the right to assign specific spaces to Lessee or other tenants, to make changes in the Common Areas (including the parking layout) from time to time, to promulgate parking rules and regulations and to establish reasonable time limits on parking (which time limits shall not adversely affect Lessee’s Permitted Use of the Premises during Lessee’s normal business hours). Lessee, its customers, suppliers, employees and invitees collectively at any given time shall not occupy more than the number of parking spaces designated in Section 1.07 without first obtaining Lessor’s consent. Lessee shall not use or obstruct any loading dock that is not located directly adjacent to the Premises or obstruct any driveway or parking space.

10.	UTILITIES

10.01 Lessee will pay for all electricity and other services metered, chargeable or provided to the Premises. Lessor will pay for water and sewer charges. If Lessee uses water in connection with any manufacturing activity or if Lessee uses water in processing its products, Lessor may, at Lessee’s expense, separately meter Lessee’s Premises or estimate the water usage and the cost of such water and sewer will be paid by Lessee. Lessor will not be liable or deemed in default hereunder nor will there be any abatement of rent for any interruption or reduction of utilities or services unless caused by Lessor. Lessee agrees to comply with energy conservation programs implemented by Lessor to comply with applicable laws or ordinances.

10.02 Lessee shall not place any trash or refuse in any area outside the building except in closed containers or dumpsters designed for that purpose. Lessor shall not be required to furnish any janitorial or cleaning for the Premises.

11.	ALTERATIONS, MECHANIC’S LIENS

11.01 Except as otherwise provided in Exhibit B, Lessee will not make any alterations to the Premises without Lessor’s prior written consent, which Lessor may withhold at its sole discretion. No such alterations may proceed without Lessor’s prior written approval of: (i) Lessee’s contractor; (ii) detailed plans and specifications for such work approved by the applicable governmental agencies; (iii) Lessee’s contractor’s waiver of its mechanic’s lien rights and guarantee that any mechanic’s liens placed against the Premises will be removed within thirty (30) days of receipt of notice of intent to file lien; and (iv) certificates of insurance indicating that Lessee’s contractor carries workers’ compensation insurance and is insured for public liability, automobile liability (owned and non-owned) and property damage with combined single limit per occurrence coverage of not less than $1,000,000. All liability policies shall be endorsed to show Lessor as an additional insured. In addition, before alterations may begin, valid building permits or other required permits or licenses must be furnished to Lessor. Once the alterations begin, Lessee will diligently and continuously pursue their completion. At Lessor’s option, any alteration may become part of the realty and belong to Lessor. If requested by Lessor, prior to the commencement of construction, Lessee will pay an amount determined by Lessor necessary to cover the costs of demolishing such alteration and/or the costs of returning the Premises to its condition before such alteration. Lessor may also require Lessee or Lessee’s contractor to provide Lessor, at Lessee’s sole cost and expense, a payment and performance bond in form acceptable to Lessor, in a principal amount not less than one and one-half times the estimated cost of such alterations, underwritten by a surety company acceptable to Lessor. Lessee shall be responsible for meeting all requirements of the Americans with Disabilities Act (ADA).

11.02 Notwithstanding anything in Section 11.01, Lessee, with written consent of Lessor, may install trade fixtures, equipment and machinery in conformance with the ordinance of the applicable city and county, and the same shall be removed at or before termination of this Lease, if so required by Lessor. Lessee shall repair at its cost and expense any damage to the Premises caused by such removal.

11.03 Lessee will pay all costs for alterations made by or through Lessee and will keep the Premises and the building of which the Premises are a part free from any mechanic’s or material supplier’s liens arising out of work performed for, materials furnished to, or obligations incurred by Lessee.

11.04 Lessor will have the right to construct or permit construction of tenant improvements in or about the Project for existing and new tenants and to alter any buildings and Common Areas. Lessee understands and agrees that such construction will not be deemed to constitute a breach of this Lease by Lessor.

12.	CASUALTY INSURANCE AND LIABILITY INSURANCE

12.01 Throughout the Lease Term, Lessor shall maintain in force a property insurance policy covering all risks of direct physical loss or damage, other than those exclusions contained in Special Form coverage similar to the most recent edition of ISO form number CP 1030. Such policy shall include coverage for (a) the building containing the Premises in an amount equal to 100% of its full replacement cost, without offset for depreciation, (b) any tenant improvements constituting a part of the Premise, and (c) business interruption in an amount equal to 100% of Lessor’s losses.

12.02 Throughout the Lease Term, Lessor shall maintain in force a comprehensive general public liability insurance policy with minimum limits of $5,000,000 per occurrence, covering claims for death, bodily injury, personal injury and/or property damage.

12.03 Throughout the Lease Term, Lessee, at its sole expense, shall maintain in force a property insurance policy covering all risks of direct physical loss or damage, other than those exclusions contained in Special Form coverage similar to the most recent edition of ISO Form number CP 1030. Such policy shall include coverage for (a) all of the Lessee’s personal property and equipment in or about the Premises (including any trade fixtures and removable clean rooms) in an amount equal to 100% of its full replacement cost, and (b) business interruption in an amount equal to 100% of Lessee’s losses.

12.04 Throughout the Lease Term, Lessee, at its sole expense, shall maintain in force a comprehensive, general liability insurance policy and a comprehensive, automobile liability insurance policy for owned and non- owned vehicles, with minimum limits in each case of $3,000,000 per occurrence, covering claims for death, bodily injury, personal injury and/or property damage. The required limits of liability shall not in any way limit Lessee’s liability under paragraph 13.01 or under any other part of this Lease. Such policies shall name Lessor as an additional insured, shall be primary and non-contributing with any insurance carried by Lessor, and shall contain cross-liability endorsements. Prior to occupancy, certificates evidencing the efficacy of such policies and coverage must be delivered to Lessor, and the policies and certificates must contain an acknowledgement of the insurance company’s obligation to notify Lessor, in writing, not less than thirty (30) days prior to any cancellation or material change which affects the Lessor’s interest. Lessee will provide evidence of renewed insurance coverage at each anniversary, prior to the expiration of any current policy. Lessee’s failure to provide evidence of this coverage to Lessor may, in Lessor’s sole discretion, constitute a default under this Lease.

12.05 Except as expressly authorized as a part of Lessee’s Permitted Use, or as otherwise expressly consented to by Lessor in writing, Lessee shall not do or permit anything to be done within or about the Premises which will increase the existing insurance premium on the Project or any part thereof or cause the cancellation of any insurance policy covering the Project or any part thereof. Nor shall Lessee keep, use or sell, or permit anyone to keep, use or sell, any article in or about the Premises which may be prohibited by the standard form of fire and other insurance policies. Lessee, at its sole cost and expense, shall comply with any loss control recommendations pertaining to the Premises made by any insurance carrier or organization insuring the Project or any part thereof, or governing the insurance rates for the Project or any part thereof.

12.06 Lessor and Lessee each hereby waives any right of subrogation either might have and each releases the other to the extent allowed by their respective, applicable insurance policies, from any and all liabilities for loss and damage to the Premises or the Project, which is the subject of this Lease, and the personal property contained therein, including loss of use thereof, occurring through the negligence of the other, and which loss or damage is covered and paid for by their respective, applicable policies. This release includes, but is not limited to loss or damage by fire, lightning and all other coverages and perils included in the aforesaid insurance policies.

13.	INDEMNIFICATION AND WAIVER OF CLAIMS

13.01 Lessee hereby waives, and releases and discharges Lessor from all claims, demands, liability and causes of action hereafter arising against Lessor in connection with any loss or damage to any improvements, equipment or other property of Lessee or others on or about the Premises (including without limitation any damages resulting from the loss of use thereof and any other consequential damages), any personal or bodily injury or the death of any person, regardless of the cause or time thereof or whether caused by the negligence of Lessor or any person or entity for whose acts Lessor is liable or responsible. Lessee will defend, indemnify and hold Lessor harmless from and against any and all claims, actions, proceedings, expenses, damages and liabilities, including attorneys’ fees arising out of, connected with, or resulting from, any use of the Premises by Lessee or its agents, employees, contractors or invitees. This waiver and indemnification includes, without limitation, any failure of Lessee to fully comply with all of the terms and conditions of this Lease, and excepts only any damage or injury which is the direct result of intentionally wrongful acts of Lessor or its agents or employees.

13.02 Lessee’s comprehensive general liability policy required pursuant to Section 12.04 shall include contractual liability coverage for the liability assumed by Lessee under this Lease as an “insured contract.”

14.	REPAIRS

14.01 Lessee, at its sole expense, shall keep and maintain the Premises and every part thereof in good and sanitary order, condition and repair. This obligation covers without limitation all utilities, electrical systems, plumbing, windows, doors, storefronts, fixtures, mechanical equipment, floors, flooring and interior walls, and includes all damage caused by Lessee or its agents, employees, contractors or invitees. The standard for comparison and need of repair will be the condition of the Premises at the time of commencement of this Lease, except for ordinary wear and tear. All repairs shall be made by a licensed and bonded contractor approved by Lessor. Lessee shall not clog any sewer or drain serving the Premises. Lessee, at its sole expense, shall furnish all expendable supplies used in the Premises.

14.02 Notwithstanding Section 14.01, Lessor shall maintain all air conditioning equipment, evaporative coolers, skylights, exterior walls, foundations and roofs in good working order, condition and repair.

14.03 Lessee will not make repairs to the Premises for the account of Lessor, whether by deduction of rent or otherwise; nor shall Lessee vacate the Premises or repudiate this Lease claiming abatement or reduction of rent because repairs are not made. If during the Lease Term, any alteration, addition or change to the Premises is required by any government entity as a direct or indirect result of Lessee’s operation or use of the Premises, Lessee, at its sole expense, shall promptly make the same. If Lessee fails to make any repairs required to be made by Lessee within ten days after receipt of written notice of such condition from Lessor, Lessor shall have the right to make such repairs, and Lessee shall reimburse Lessor for all costs thereof upon written demand.

15.	AUCTIONS, SIGNS, LANDSCAPING

15.01 Lessee will not conduct or permit to be conducted any sale by auction on the Premises. All signs which are visible from the outside of any building in the Project shall be subject to the written approval of the Lessor as to the placement, size, design, color and quality. Lessee shall comply with the terms and conditions regarding sign criteria set forth in Exhibit D attached, or if no Exhibit D is attached, with such signage rules and regulations as Lessor shall adopt from time to time for the Project. Any signs not in conformity with this Section 15.01 may be removed by Lessor at Lessee’s expense. Lessee will not make any alterations or additions to the landscaping on the Project.

16.	ENTRY BY LESSOR

16.01 Lessee will permit Lessor and Lessor’s agents to enter the Premises after reasonable advance notice, except in the case of emergency, at all reasonable times for the following purposes: making emergency repairs; inspecting the Premises, including, without limitation, environmental audits described in Section 7.03; making repairs or alterations to the building or roofs; to post notices of non responsibility; to show the Premises to prospective tenants during the last six months of the Lease Term; to place upon the Project any usual or ordinary “for sale” or “for let” signs. Each such entry shall be without any rebate of rents and without any liability to Lessee for any loss of occupation or quiet enjoyment of the Premises thereby occasioned. For each of the above purposes, Lessor will at all times have and retain a key with which to unlock all the doors in, upon and about the Premises, excluding Lessees’ vaults and safes and filing cabinets. Lessee will not alter any lock or install a new additional lock or any bolt on any door of the Premises without the prior written consent of Lessor, which will not be unreasonably withheld. If Lessor gives its consent, such work shall be undertaken by a locksmith approved by Lessor, at Lessee’s sole cost, and Lessee will furnish Lessor with a key. Lessor retains the right to charge Lessee for restoring any altered doors to their condition prior to the installation of the new or additional locks. Lessor shall use all commercially reasonable efforts to minimize interference with Lessee’s use and occupancy of the Premises.

17.	ABANDONMENT

17.01 Lessee will not vacate or abandon the Premises at any time during the Lease Term or permit the Premises to remain unoccupied for a period longer than thirty (30) consecutive days. If Lessee abandons, vacates or surrenders the Premises, is dispossessed by process of law, or otherwise, any personal property belonging to Lessee left in or about the Premises will, at the option of Lessor, be deemed abandoned and may be disposed of by Lessor, at Lessee’s cost, in the manner provided for by the laws of the State of Arizona.

18.	DESTRUCTION

18.01 If the Premises are partially destroyed by fire or other casualty which is insured against under the insurance policy maintained by Lessor pursuant to Section 12.01, and if the Premises can be repaired or restored substantially to their former condition under all applicable government laws and regulations within ninety (90) working days from the date of such destruction at a cost not exceeding twenty-five percent (25%) of the total replacement cost of the Premises, this Lease will continue in full force and effect. In such event, Lessor shall promptly commence restoring the Premises to their prior condition (except to the extent that Lessee is required to repair such damage pursuant to Section 14.01). Notwithstanding the foregoing, if one year or less remains in the Lease Term from and after the date of such destruction, Lessor may terminate this Lease within thirty (30) days after the occurrence of such destruction by delivering written notice of termination to Lessee.

18.02 If the Premises or the building of which the Premises are a part are damaged or destroyed and (a) such damage or destruction is not insured under the insurance policy maintained by Lessor pursuant to Section 12.01 or (b) the Premises or building cannot be restored to their former condition under all applicable government laws and regulations within ninety working days from the date of such destruction at a cost not exceeding twenty-five percent (25%) of the total replacement cost of the Premises or building, as the case may be:

A.	This Lease shall terminate as of the date of such damage or destruction, unless Lessor elects to keep this Lease in full force and effect by providing Lessee with written notice of such election within thirty days after such damage or destruction occurs. In the event of such election by Lessor, Lessor shall promptly commence restoring the Premises to their prior condition (except to the extent that Lessee is required to repair such damage pursuant to Section 14.01).

B.	Notwithstanding subparagraph A of this Section 18.02, if neither Lessee nor any agent, employee, contractor or invitee of Lessee has caused such damage or destruction, Lessee may elect to terminate this Lease by providing Lessor with written notice of such election within fifteen days after receipt of any notice from Lessor of its election to continue the lease in effect.

18.03 Any insurance proceeds received by Lessor because of the total or partial destruction of the Premises or the building in which the Premises are located will be the sole property of Lessor, free from any claims of Lessee, and may be used by Lessor for whatever purposes Lessor may desire. Should Lessor elect or be required to repair and restore the Premises to their former condition pursuant to Section 18.01, and neither Lessee nor any person in or about the Premises with the consent, expressed or implied, of Lessee has caused such damage or destruction, there will be a proportional abatement in the amount of rent payable during the period of repair and restoration.

19.	ASSIGNMENT. SUBLETTING AND TRANSFERS OF OWNERSHIP

19.01 Lessee will not, without Lessor’s prior written consent, assign, sell, mortgage, encumber, convey, sublet or otherwise transfer all or any part of Lessee’s leasehold estate (collectively, “Transfer”) or permit the Premises to be occupied by anyone other than Lessee and Lessee’s employees. Lessee must supply Lessor with any and all documents deemed necessary by Lessor to evaluate any proposed Transfer at least thirty (30) days in advance of the proposed Transfer date. Notwithstanding any provision in this Lease to the contrary, Lessee shall have the right to assign this Lease or sublet all or a portion of the Premises without Lessor’s consent to any corporation or business entity which controls, is controlled by or is under common control with Lessee, or to a corporation or other business entity resulting from a merger or consolidation with Lessee, or to any person or entity which acquires substantially all of the Lessee’s business assets at the Premises provided that the Lessee’s permitted use as defined in Section 1.03 of the Lease does not change.

19.02 Lessor will not unreasonably withhold its consent except that such consent will not be granted if: (i) in the reasonable judgment of Lessor the transferee lacks the necessary financial resources, business experience or credit worthiness to discharge the terms of the Lease; (ii) in the reasonable judgment of Lessor the transferee is of a character or is engaged in a business or proposes a use which is not in keeping with the standards of Lessor for the Project; (iii) the portion of the Premises subject to the transfer is not regular in shape with appropriate means of entering and exiting, including adherence to any local, county or other governmental codes, or is not otherwise suitable for the normal purposes associated with such a transfer; (iv) Lessee is in default under this Lease or any other lease with Lessor; or (v) if transferee is engaged in a more hazardous business than Lessee.

19.03 In the event Lessor consents to a Transfer, Lessee will pay Lessor the excess, if any, of the rent and other charges reserved in the Transfer over the allocable portion of the rent and other charges hereunder for that portion of the Premises subject to the Transfer. For the purpose of this Section, the rent reserved in the Transfer will be deemed to include any lump sum payment or any other consideration given to Lessee in consideration for the Transfer. Lessee will pay or cause the transferee to pay to Lessor this additional rent together with the monthly installments of rent due.

19.04 Consent to any Transfer which may be given by Lessor, or the acceptance of any rent, charges or other consideration by Lessor from Lessee or any third party, will not constitute a waiver by Lessor of the provisions of this Lease or release Lessee from the full performance by it of the covenants stated herein; and any consent given by Lessor to any Transfer will not relieve Lessee (or any transferee of Lessee) from the above requirements for obtaining the written consent of Lessor to any subsequent Transfer.

19.05 If a default under this Lease should occur while the Premises or any part of the Premises are assigned, sublet or otherwise transferred, Lessor, in addition to any other remedies provided for herein or by law, may at its option collect directly from the transferee all rent or other consideration due Lessee under the Transfer. Lessor may apply these monies against any sums due to Lessor by Lessee; and Lessee authorizes and directs any transferee to make payments of rent or other consideration direct to Lessor upon receipt of notice from Lessor. No direct collection by Lessor from any transferee should be construed to constitute a novation or a release of Lessee or any guarantor of Lessee from the further performance of its obligations in connection with this Lease.

20.	BREACH BY LESSEE

20.01 Lessee will be in breach of this Lease if at any time during the term of this Lease (and regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings in law, in equity or before any administrative tribunal which have or might have the effect of preventing Lessee from complying with the terms of this Lease):

A.	Lessee fails to make payment when due of any installment of Base Monthly Rent, Additional Rent, or of any sum herein specified to be paid by Lessee, and such failure of payment is not cured within five (5) days after such payment is due; or

B.	Lessee vacates or abandons the Premises in violation of Section 17 or causes, permits or suffers a Transfer in violation of Section 19; or

C.	Lessee violates any rule or regulation which Lessor has adopted hereunder, and which has been furnished to Lessee, within ten (10) days after Lessor’s written notice to Lessee of such violation or if Lessee violates the same rule or regulation on two or more occasions after receipt of one such notice; or

D.	Lessee fails to observe or perform any of its other covenants, agreements or obligations hereunder, and such failure is not cured within ten (10) days after Lessor’s written notice to Lessee of such failure; or

E.	Lessee becomes insolvent, makes a transfer in fraud to its creditors, makes a transfer for the benefit of its creditors, voluntarily files for bankruptcy, an involuntary petition in bankruptcy is filed against Lessee that is not dismissed within sixty (60) days of filing, is adjudged bankrupt or insolvent in proceedings filed against Lessee, a receiver, trustee, or custodian is appointed for all or substantially all of Lessee’s assets, fails to pay its debts as they become due, convenes a meeting of all or a portion of its creditors, or performs any acts of bankruptcy or insolvency, including the selling of its assets to pay creditors.

21.	REMEDIES OF LESSOR

21.01 In the event Lessee breaches this Lease, Lessor shall have the following rights and remedies, each of which shall be cumulative and shall be in addition and without prejudice to every other right or remedy given hereunder or now or hereafter existing at law, in equity or by statute, and all of which may be exercised concurrently, alternatively or successively:

A.	The right to enforce specific performance;

B.	The right to receive and recover damages resulting from such breach or default;

C.	Without curing the breach or default, the right to perform any act and/or make any payment in which Lessee is in default, in which event all expenses, costs, losses, damages and fees (including without limitation attorneys’ fees) suffered or incurred in so doing shall immediately constitute indebtedness due and owing from Lessee;

D.	The right to terminate this Lease by written notice to Lessee, such termination to be without prejudice to the right to collect damages for previously existing defaults, the rental loss for the unexpired term and any other loss, cost or expense incurred by Lessor;

E.	With or without terminating this Lease, the right to immediately re-enter the Premises and the right, at the option of Lessor upon such re-entry, to remove all persons and property therefrom, without any liability for damages sustained by reason of such removal. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee;

F.	Without terminating this Lease, the right to relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental and upon such terms and conditions as Lessor, in its discretion, may deem advisable, with the right to make alterations or repairs. Upon such reletting, the rents received by Lessor from such reletting shall be applied first to the payment of any indebtedness other than rent due hereunder; second, to the payment of any costs and expenses of such reletting, and of such alterations and repairs; third, to the payment of rent due and unpaid hereunder; and the residue if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder. If the rents received from such reletting during any month are less than that to be paid during that month by Lessee hereunder, Lessee shall pay any such deficiency to Lessor. Such deficiency shall be calculated and paid monthly. Notwithstanding any such reletting without termination, Landlord may, at any time thereafter, elect to terminate this Lease for such previous default; and

G.	The right to obtain the appointment of a receiver in any court of competent jurisdiction, and the receiver may take possession of the Premises and any personal property belonging to the Lessee and used in the conduct of the business of the Lessee being carried on in the Premises. The entry or possession by said receiver of the Premises and said personal property shall not constitute an eviction of the Lessee from the Premises or any portion thereof. Neither the application for the appointment of such receiver, nor the appointment of such receiver, shall be construed as an election on Lessor’s part to terminate this Lease unless a written notice of such intention is given to Lessee.

21.02 No act or conduct of the Lessor, whether consisting of the acceptance of the keys to the property or otherwise, shall be deemed to be or constitute an acceptance by Lessor of the surrender of the Premises by Lessee prior to the expiration of the term hereof, and such acceptance by Lessor of surrender by Lessee shall only result from and must be evidenced by written acknowledgement of acceptance of surrender signed by Lessor.

22.	ATTORNEYS’ FEES/COLLECTION CHARGES

22.01 In the event of any legal action or proceeding between the parties hereto, reasonable attorneys’ fees and expenses of the prevailing party will be added to the judgment or award therein. Should Lessor be named as defendant in any third party action brought against Lessee in connection with or arising out of Lessee’s occupancy hereunder, Lessee will hold harmless and defend Lessor against any liability and will pay to Lessor all its costs and expenses incurred in such suit, including actual attorneys’ fees.

23.	CONDEMNATION

23.01 If twenty-five percent (25%) or more of the Premises is taken for any public or quasi-public purpose by any lawful government power or authority, by exercise of the right of appropriation, reverse condemnation, condemnation or eminent domain, or is sold to prevent such taking (collectively “Taking”), the Lessee or the Lessor may at its option terminate this Lease as of the effective date of the Taking. Lessee will not assert any claim against the Lessor or the Taking authority for any compensation because of such Taking, and Lessor will be entitled to receive the entire amount of any award without deduction for any estate of interest of Lessee. If less than twenty-five percent (25%) of the Premises is taken, Lessor at its option may terminate this Lease. If Lessor does not so elect, Lessor will promptly proceed to restore the Premises to substantially its same condition prior to such partial Taking, allowing for any reasonable effects of such Taking, and a proportionate allowance will be made to Lessee for the rent corresponding to the part of the Premises which, and to the time during which, Lessee is deprived of the Premises on account of such Taking and restoration.

24.	ESTOPPEL CERTIFICATE

24.01 Lessee will execute and deliver to Lessor, upon not less than twenty (20) days prior written notice, a statement in writing certifying that this Lease is unmodified and in full force and effect and that the Base Rent and Additional Rent payable hereunder is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the date, if any, to which rent and other charges are paid in advance. Said certificate will acknowledge that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder or specifying such defaults if they are claimed. Any such statements may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. Lessee’s failure to deliver such statements within such time shall be conclusive upon Lessee that: (i) this Lease is in full force and effect, without modification except as may be represented by Lessor; (ii) there are no uncured defaults in Lessor’s performance; and (iii) not more than one (1) month’s rent has been paid in advance.

25.	SALE BY LESSOR

25.01 Upon Lessor’s sale or conveyance of the Project or the building of which the Premises are a part, Lessor shall be released from any liability upon any of the covenants or conditions, expressed or implied, herein contained in favor of Lessee, and in such event Lessee agrees to look solely to the successor in interest of Lessor. This Lease will not be affected by any such sale, and Lessee agrees to attorn to the purchaser or assignee.

26.	NOTICES

26.01 All notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments or designations under this Lease by either party shall be in writing and shall be considered sufficiently given and served upon the other party two (2) days after being sent certified mail, return receipt requested, postage prepaid and addressed as indicated on the first page of this Lease or as indicated in any subsequent notice of a change in address sent in such manner.

27.	NO WAIVER

27.01 The failure of Lessor to insist on any one or more cases upon the strict performance of any term, covenant or condition of this Lease will not be construed as a waiver of a subsequent breach of the same or any other covenant, term of condition; nor shall any delay or omission by Lessor to seek a remedy for any breach of this Lease be deemed a waiver by Lessor of its remedies or rights with respect to such breach.

28.	LESSEE’S INTENT

28.01 If Lessee remains in the Premises after the Lease Expiration date, whether or not Lessee has given such prior written notice, such continuance of possession by Lessee will be deemed to be a month-to-month tenancy at the sufferance of Lessor terminable on thirty (30) days written notice at any time by either party. All provisions of this Lease, except those pertaining to term and rent, will apply to the month-to-month tenancy. Lessee will pay Base Monthly Rent in an amount equal to 150% of rent payable for the last full calendar month during the regular term.

29.	DEFAULT OF LESSOR/LIMITATION OF LIABILITY

29.01 In the event of any default by Lessor hereunder, Lessee agrees to give notice of such default to Lessor (and if Lessee has received written notice of the name and address of any lender or mortgagee holding any mortgage or deed of trust encumbering the Premises or building, to such lender or mortgagee) and to offer Lessor (and any such lender or mortgagee) a reasonable opportunity to cure the default. In the event of any actual or alleged failure, breach or default hereunder by Lessor, Lessee’s sole and exclusive remedy will be against Lessor’s interest in the Project, and no partner of Lessor will be sued, be subject to service of process, or have a judgement obtained against him in connection with any alleged breach or default, and no writ of execution will be levied against the assets of any partner, shareholder or officer of Lessor. These covenants and agreements are enforceable by Lessor and also by any partner, shareholder or office of Lessor.

29.02 In the event that any lender or mortgagee holding a mortgage or deed of trust encumbering the Premises or building accepts a deed in lieu of foreclosure, forecloses its mortgage or deed of trust, conducts a trustee’s sale thereunder or otherwise causes the Premises or building to be sold pursuant to its mortgage or deed of trust, neither such lender or mortgagee nor any other person or entity so acquiring title to the Premises or building shall be: (i) subject to any offset or liability by reason of any breach of this Lease by Lessor prior to the time of such conveyance.

30.	SUBORDINATION

30.01 Without the execution, acknowledgement or delivery of any additional document by Lessee for the purpose of effecting a subordination, and at the election of Lessor or any mortgagee with a lien on the Project or the building of which the Premises are a part, this Lease will be subject and subordinate at all times to the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Project or the building of which the Premises are a part is specified as security. In the event that any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Lessee will, notwithstanding any subordination, attorn to and become the Lessee of the successor in interest to Lessor, at the option of such successor in interest. Lessee covenants and agrees to execute and deliver, upon demand by Lessor and in the form requested by Lessor, any additional documents evidencing the priority or subordination of this Lease with respect to any such lien or any such mortgage or deed of trust. Lessee hereby irrevocably appoints Lessor as attorney-in-fact of Lessee to execute, deliver and record any such document in the name and on behalf of Lessee.

30.02 Lessee’s obligation to subordinate its interests is conditioned upon any such lienholder or prospective lienholder providing Lessee with a commercially reasonable non-disturbance agreement which, in substance, agrees that so long as Lessee is not in default under the terms of this Lease, its tenancy for the use and purpose herein described and all rights granted to Lessee hereunder will not be disturbed and will remain in full force and effect throughout the term of this Lease and any extensions thereof. Lessor represents that as of the execution of this Lease, there is no holder of a lien of any kind on the Project that is superior to this Lease (including, without limitation, any lessor under a ground lease).

31.	MISCELLANEOUS PROVISIONS

31.01 Whenever the singular number is used in this Lease and when required by the context, the same will include the plural, and the masculine gender will include he, feminine and neuter genders, and the word “person” will include corporation, firm, partnership or association.

31.02 If there is more than one Lessee, the obligations imposed upon Lessee under this Lease will be joint and several.

31.03 The headings or titles to paragraphs of this Lease are not a part of this Lease and will have no effect upon the construction or interpretation of any part of this Lease.

31.04 This instrument contains all of the agreements and conditions made between the parties to this Lease and may not be modified orally or in any manner other than by a written agreement signed by all parties to this Lease.

31.05 Lessee acknowledges that neither Lessor nor Lessor’s agents have made any representation or warranty as to the suitability of the Premises for conducting Lessee’s business. Any agreements, warranties or representations not expressly contained herein will in no way bind either Lessor or Lessee, and Lessor and Lessee expressly waive all claims for damages by reason of any statement, representation, warranty, promise or agreement, if any, not contained in this Lease.

31.06 Time is of essence of each term and provision of this Lease.

31.07 Except as otherwise expressly stated, each payment required to be made by Lessee is in addition to and not in substitution for other payments to be made by Lessee.

31.08 Subject to Paragraph 19, the terms and provisions of this Lease are binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of Lessor and Lessee.

31.09 All covenants and agreements to be performed by Lessee under any of the terms of this Lease will be performed by Lessee at Lessee’s sole cost and expense and without any abatement of rent.

31.10 Intentionally Deleted.

31.11 This Lease is governed by and construed in accordance with the laws of the State of Arizona, and venue of any suit will be in Maricopa County, Arizona.

31.12 If any provision of this Lease is found to be unenforceable, all other provisions shall remain in full force and effect.

31.13 If Lessee shall request Lessor’s consent and Lessor shall fail or refuse to give such consent, Lessee shall not be entitled to any damages for any withholding by Lessor of its consent; Lessee’s sole remedy shall be an action for specific performance or injunction.

31.14 Lessor has employed Bruce Calfee and Josh Wyss at Cassidy Turley BRE Commercial and Laurel Lewis at NAI Horizon as its broker in connection with the Lease and shall be solely responsible for payment of a commission to its broker. Lessor and Lessee represent to each other that no other broker has been engaged in connection with this transaction and each agrees to hold the other harmless against any claim for a broker’s commission or finder’s fee arising out of the acts of the party against whom the claim for payment is directed.

32.	ACCEPTANCE AND DEPOSIT AGREEMENT

32.01 This Lease will be effective only after Lessee has received a copy fully executed by Lessor. Lessor and Lessee hereby agree that prior thereto Lessor will be entitled to immediately endorse and cash Lessee’s good faith rent and/or security deposit check(s) accompanying this Lease. It is further agreed and understood that such action will not guarantee acceptance of this Lease by Lessor, but, in the event Lessor does not accept this Lease, such deposits will be refunded in full to Lessee.

33.	OPTION TO RENEW

33.01 Lessee shall have the option to lease the Premises for an additional period of sixty (60) months at the end of the term of this Lease, under all the terms and conditions of the initial Lease except Base Monthly Rent provided:

A.	That Lessee shall have at all times faithfully and punctually performed each and all of its covenants and obligations under this Lease;

B.	That Lessee shall give to Lessor written notice of its intention to exercise said option at least nine (9) and not more than thirteen (13) months prior to the expiration of the term of this Lease;

C.	That INSYS Pharma dba INSYS Therapeutics Inc. or any entity that Lessee has assigned the Lease to without Lessor’s consent as allowed in Section 19.01, is, and will continue to be, the principal Lessee and user of the Premises; and

D.	That the rent for the option period will be adjusted to a mutually agreed upon rate, the amount of which will be ninety-five percent (95%) of the then market rent for the area.

34.	LEASE CONTENTS

34.01 This Lease and all of the exhibits incorporated herein are intended to be construed as an integrated agreement. Except as specifically provided otherwise in any exhibit incorporated herein, if any provisions contained in any exhibit hereto conflicts in any way with any provisions of this Lease, the provisions in this Lease shall prevail. All negotiations, considerations, representations and understandings between the parties are incorporated herein and may be amended, modified or altered only by an agreement in writing signed by Lessor and Lessee.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year indicated by Lessor’s execution date as written below.

Individuals signing on behalf of Lessee warrant that they have the authority to bind their principals. In the event that Lessee is a corporation, Lessee shall deliver to Lessor, concurrently with the execution and delivery of this Lease, a certified copy of corporate resolutions adopted by Lessee authorizing said corporation to enter into and perform this Lease and authorizing the execution and delivery of the Lease on behalf of the corporation by the parties executing and delivering this Lease. THIS LEASE, WHETHER OR NOT EXECUTED BY LESSEE, IS SUBJECT TO ACCEPTANCE AND EXECUTION BY LESSOR, ACTING ITSELF OR BY ITS AGENT.

LESSOR		LESSEE

FRYE ROAD TWO LLC An Arizona limited liability company		INSYS PHARMA dba INSYS THERAPEUTICS INC. A Delaware Corporation

BY	/s/ John Kieckhefer	BY	/s/ Michael L. Babich
	Kieckhefer Property Management LLC		Michael L. Babich, President and CEO
Managing Member
John Kieckhefer, Manager

EXHIBIT A

FRYE ROAD TWO LLC

INITIALS:

LESSOR: /s/ JK

LESSEE: /s/ MB

EXHIBIT A-1

FRYE ROAD TWO LLC

Construction drawings based on a mutually agreed upon space plan, similar to the plan shown below.

INITIALS:

LESSOR: /s/ JK

LESSEE: /s/ MB

EXHIBIT B

FRYE ROAD TWO LLC

1.	Lessor is providing the following improvements at Lessor’s expense:

A.	The design and construction of the following improvements:

1.	Creo Architects shall develop and use a mutually agreed upon space plan, similar to the plan shown in Exhibit A-1 but expanded to incorporate the full building in its layout, to design construction drawings for permitting and construction purposes.

2.	The design shall provide for the installation of air conditioning to the entire Premises; air conditioning units shall be equal to Trane WSC0xx units

3.	The construction shall include installation of building standard materials and finishes throughout, including

a.	Interior doors shall be equal to Marshfield Pre-finished solid core doors.

b.	Door and window frames shall be equal to Raco Solutions II with applied full face trim of 1-1/2”. Color to match exterior aluminum window frames.

c.	Carpet to be installed in reception, private offices, conference rooms, hallways, and open office areas. Carpet shall be equal to Shaw “No Rules Collection” modular tiles.

d.	Vinyl Composition Tile to be installed in server room, janitor’s closet, break room, vault and lab areas. Vinyl Composition Tile to be equal to Armstrong Excelon Stonetex 12”x12”x1/8” complying with FS SS-T-312.

e.	Ceramic tile and Wainscot to be installed in office bathrooms.

f.	Warehouse to have sealed concrete floor, ceiling open to the deck with 6” fiberglass insulation and scrim sheet.

g.	Install either (a) 8 x 8 double doors, or (b) 10 x 12 roll up door in warehouse.

h.	Acoustic ceiling units equal to Certain Teed, 24” x 24” x 5/8” lay-in. Color white. Ceiling tile to be equal to ‘Sand Micro’ by Certain Teed with beveled tegular edge. Lab areas shall have 24” x 48” x 5/8” washable ceiling tiles. All lay-in ceilings shall receive R-19 fiberglass batt insulation.

i.	All drywall walls in the premises shall be primed and painted with no less than 2 coats. Paint color to be selected by lessee subject to Lessor’s reasonable approval. Lab areas shall receive a semi-gloss finish;

4.	Electronic floor plan files shall be made available to the Lessee for their own use in the preparation of design documents associated with item B;

5.	All work performed shall be permitted by the City of Chandler Building Department; and

6.	Any Lessee directed changes after permit issuance shall be at the expense of the Lessee.

B.	Any costs relating to the design and construction of the following improvements shall be the sole responsibility of the Lessee:

1.	Installation of furniture, equipment and/or trade fixtures; and

2.	All work related to installation of suite security, phone and/or data cabling.

3.	Any work that is outside of building standard finishes.

2.	All trades working in Chandler 101 Business Center must be State of Arizona licensed contractors. Prior to commencing work for a Lessee, the general contractor must provide the Lessor with a copy of his Workers Compensation and General Liability Insurance certificate with Kieckhefer Property Management LLC/Frye Road Two LLC listed as additional insured.

In the event Lessee acts as the builder, he must obtain all necessary permits from all governing agencies as well as Workers Compensation Insurance in accordance with the City of Chandler Building Department requirements. A copy of this insurance certificate must be submitted to Lessor’s office before any work may commence. Any contractor (plumbing, electrical, mechanical, etc.) doing any remodeling work for the first time in Frye Road Industrial Park must also provide the Lessor with a copy of his current Workers Compensation and General Liability Insurance certificate with Kieckhefer Property Management LLC/Frye Road Two LLC listed as additional insured.

3.	The “contractor” is responsible to clean up at the end of each work day any common areas of Chandler 101 Business Center that have been soiled as a result of his work.

4.	No contractor will be allowed to store any construction material in the common areas or on the outside of the building.

5.	Chandler 101 Business Center’s garbage dumpsters may not be used for the disposal of construction debris. $50.00 assessment to tenant for each violation.

6.	No jack hammering of concrete within the buildings will be allowed after 9:30 a.m. NO EXCEPTIONS.

7.	No Romex cable is allowed to be used in this project. All new electrical wiring must be in metal conduit, which has been approved for use by the City Building Department.

8.	The Lessor’s office must be notified in writing at least 24 hours in advance of requiring the shutting down of the fire sprinkler system—(480) 831-7339.

9.	No roof penetrations will be allowed without prior written approval from the Lessor’s office.

10.	Lessee and its contractors shall comply with the terms and conditions of the Lease regarding the construction, installation, repair and removal of any tenant improvements.

INITIALS:

LESSOR: /s/ JK

LESSEE: /s/ MB

EXHIBIT C

FRYE ROAD TWO LLC

1.	Identification of Hazardous Materials. For purposes of Section 7 of the Lease, the Hazardous Materials (as defined in Section 7.04 of the Lease) which may be kept, stored, used or produced on the Premises by Lessee consist of the following:

2.	Additional Information. Lessee shall provide Lessor with copies of any Material Safety Data Sheets, Best Practices Management Plans (including any emergency response and secondary containment plans) with other environmental materials which Lessee is required by law to adopt, maintain or file in connection with Lessee’s operations on the Premises and the names and addresses of all vendors or contractors recycling or disposing of any Hazardous Materials kept, stored, used or produced on the Premises by Lessee.

3.	Entry by Lessor. Lessor’s right of entry under Section 16 of the Lease shall include the right to enter for the purpose of confirming Lessee’s compliance with Section 7 of the Lease.

INITIALS:

LESSOR: /s/ JK

LESSEE: /s/ MB

EXHIBIT D

FRYE ROAD TWO LLC

SIGNAGE

PROJECT ADDRESS:	2545 W. Frye Road and 444 S. Ellis Street, Chandler, Arizona, 85224

TYPE:	Individual reverse pan channel metal letters with 1” returns

ILLUMINATION:	None

COLOR:	Frazee 8776N Blacksmith

LETTER STYLE:	Optional. To be approved by Landlord.

LOGO:	Frazee 8776N Blacksmith

SIZE RESTRICTIONS:	All signage shall be centered and contained within the 24” center section of the fascia sign band. Letter height may not exceed 16”. Tenant signs may not exceed 2 square feet per linear foot of leased business frontage, including window signage. (Ordinance requirement)

WINDOW SIGNAGE:	White vinyl dye cut letters. (Note: Restricted to 25% of the individual window in which the sign is located.)

ADDITIONAL TENANT IDENTIFICATION SIGNAGE:	Delivery Door Signage—3” black vinyl dye cut letters. Letter style to be Helvetica Medium.

APPROVAL:	All signage must be approved in writing by both the Landlord and the City of Chandler prior to the placement of order with Tenants sign company. Landlord agrees to approve the relocation of Tenant’s existing sign as described below.

INITIALS:

LESSOR: /s/ JK

LESSEE: /s/ MB